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Investor Contact: Larry Gosnell
                  Flagstar
                  (864) 597-8658



Media Contact:      Karen Randall
                    Flagstar
                    (864) 597-8440



                                                           FOR IMMEDIATE RELEASE



                    FLAGSTAR FILES VOLUNTARY CHAPTER 11 PLAN,
                 ENTERING FINAL STAGE OF RESTRUCTURING PROCESS


  SPARTANBURG, S.C., JULY 11, 1997 -- Flagstar Companies, Inc. (OTC:FLST) today announced that it has commenced the final stage of the approval process for its financial restructuring by filing its plan with the U.S. Bankruptcy Court in South Carolina. The company's "pre-packaged" plan has already been overwhelmingly approved by creditors in a consent solicitation which concluded earlier this week. The plan must now be approved by the U.S. Bankruptcy Court as part of a Chapter 11 proceeding before it can be implemented.
  The Chapter 11 proceeding only involves Flagstar Companies, Inc., the parent company, and its corporate subsidiaries, Flagstar Corporation and Flagstar Holdings, Inc. The subsidiaries that operate the company's restaurants are not affected in any way and will continue to operate in the normal course outside of the context of the bankruptcy proceeding. Flagstar expects parent company operations to continue as usual.
  The company noted that it enters its Chapter 11 proceeding with an agreement for a $200 million debtor-in-possession revolving credit facility from The Chase Manhattan Bank. Flagstar also has a written commitment from Chase for a $200 million senior secured revolving credit facility that will refinance the debtor-in-possession facility upon the company's emergence from Chapter 11, to be used for working capital advances and letters of credit.
  "This step moves us closer to the final approval and completion of a restructuring process that will enable us to shed approximately $1.1 billion in debt and preferred stock and establish a capital structure for our company that will help us resume a course of growth and profitability," said James B. Adamson, chairman and chief executive officer of Flagstar. "We enter this process with the enthusiastic support of all but our smallest class of debtholders, sufficient liquidity from our operations and the bank financing we have arranged. Most importantly, our many fine restaurant brands will be the foundation of our success when we emerge from Chapter 11. We also have an employee base that is one of the finest in the industry, which will enable us to achieve our strategic goals once the restructuring process is completed."
  Flagstar is one of the nation's largest restaurant companies, with over 3,200 moderately-priced restaurants and annual revenue of approximately $2.7 billion. Flagstar owns and operates the Carrows,


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Coco's, Denny's, El Pollo Loco and Quincy's Family Steakhouse restaurant brands and is the largest franchisee of Hardees.